UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2006

HICKORY TECH CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

221 East Hickory Street, P.O. Box 3248, Mankato, MN		56002-3248
(Address of principal executive offices)		(Zip Code)

(800) 326-5789

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.                                          Termination of a Material Definitive Agreement

HickoryTech Corporation (Nasdaq: HTCO) was informed this week that its bid to renew its multi-year contract with Project SOCRATES was not accepted. The company will continue to serve the SOCRATES network through the June 30, 2006 contract period, and possibly through a summer 2006 transition period.

HickoryTech has provided Internet access and video conferencing over a private network to Project SOCRATES (South Central Regional Area Telecommunications Systems), a distance-learning network connecting schools and libraries in a 12-country region in south central Minnesota, under contract, since July 2002.  The Socrates contract was awarded in a highly competitive request-for-proposal process in both 2002 and 2006.

Project Socrates revenues for HickoryTech are approximately $1.4 million per year, there are approximately $500,000 of related costs and expenses, which will leave a net reduction in operating income and $535,000 reduction of net income after taxes if alternative measures are not implemented by the contract expiration.  The impact in 2006 will be approximately one-half of the annual values, evenly distributed over the last two quarters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  February 2, 2006

HICKORY TECH CORPORATION

By:	/s/ John E. Duffy
Name: John E. Duffy
Title: President and CEO

By:	/s/ David A. Christensen
Name: David A. Christensen
Title: Senior VP and CFO